Exhibit 10.16

AIRSPAN NETWORKS HOLDINGS INC.
2009 Omnibus Equity Compensation Plan

Exchanged Restricted Stock Agreement

THIS AGREEMENT is made as of this ____ day of ________________, 202__ by and between the Company and _______________________ (“Participant”).

All capitalized terms in this Agreement shall have the meaning assigned to them in the Airspan Networks Holdings Inc. 2009 Omnibus Equity Compensation Plan (attached hereto as Exhibit I, the “Plan”), except where otherwise defined herein. This Agreement shall be subject to the terms of the Plan.

1. Grant of Shares. The Company hereby grants to the Participant, as of the below Grant Date, the number of shares of restricted stock set forth below (the “Exchanged Shares”) in exchange for the Participant’s restricted stock in accordance with the Business Combination Agreement dated March 8, 2021 by and among the Company, Artemis Merger Sub Corp. and Airspan Networks Inc.

Grant Date:

Vesting Commencement Date:

Number of Exchanged Shares:

2. Stockholder Rights.

(a) Except as provided below, upon issuance of the Exchanged Shares and prior to vesting, the Participant shall have all of the rights of a stockholder with respect to the Exchanged Shares, including the right to vote the Exchanged Shares, unless and until the Participant forfeits the Exchanged Shares as provided in Section 3. Notwithstanding the foregoing, during the vesting period, Exchanged Shares shall be subject to the following restrictions:

(i) The Company will issue the Exchanged Shares in the Participant’s name and may, at its option, issue the Shares by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Exchanged Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Exchanged Shares. If any certificate is issued, the Participant shall be required to execute and deliver to the Company a stock power relating to the Exchanged Shares as a condition to the receipt of this award.

(ii) Until the Exchanged Shares vest as provided in Section 3, the Participant may not sell, transfer, pledge or otherwise encumber unvested Exchanged Shares. Neither the right to receive the Exchanged Shares nor any interest under the Plan may be transferred by the Participant, and any attempted transfer shall be void.

(b) The Participant shall accumulate an unvested right to dividend amounts on the Exchanged Shares if cash dividends are declared on the shares on or after the Grant Date. Each time a dividend is paid on Shares, the Participant shall accrue an amount equal to the amount of the dividend payable on the Participant’s Exchanged Shares on the dividend record date. The accrued amounts shall be subject to the same vesting, forfeiture and share delivery terms in Section 3 herein as if they had been awarded on the Grant Date. The Participant shall not be entitled to amounts with respect to dividends declared prior to the Grant Date. All dividend amounts accumulated with respect to forfeited Exchanged Shares shall also be irrevocably forfeited.

(c) Any securities or property (other than cash) that may be issued with respect to the Exchanged Shares as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.

(d) The Participant shall not be entitled to receive any Exchanged Shares prior to the completion of any registration or qualification of the Exchanged Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable. In addition, all Exchanged Shares issued hereunder remain subject to all other restrictions provided in the Plan.

3. Vesting and Forfeiture of the Exchanged Shares. Except as provided below, the Exchanged Shares shall vest as follows:

Vesting Date	Number of Shares Vested
______, 20__	___

Separation from Service. Upon the Participant’s separation from Service, any remaining unvested Exchanged Shares shall cease vesting immediately, and shall be irrevocably forfeited unless vesting is accelerated as provided below.

Death, Disability or Qualifying Separation from Service. In the event the Participant incurs a separation from Service by reason of death, Disability or Qualifying Separation from Service, any remaining unvested Exchanged Shares shall vest as of the date of such event.

4. Taxes. The Participant is liable for any federal, state and local income or other taxes (“Tax-Related Items”) upon the receipt of the Exchanged Shares, the lapse of restrictions relating to the Exchanged Shares or the subsequent disposition of any of the Exchanged Shares, and the Participant acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Upon vesting of the Exchanged Shares, the Participant shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation, all applicable taxes required by the Company to be withheld or collected upon such vesting. Absent a timely election of a withholding method, all withholding shall be accomplished by withholding of Shares that would otherwise be released upon vesting having a Fair Market Value equal to the required withholding amounts for Tax-Related Items.

5. Special Tax Election. Under Code Section 83, the excess of the Fair Market Value of the Exchanged Shares on the date any forfeiture restrictions applicable to such shares lapse over the purchase paid, if any, for those shares will be reportable as ordinary income on the lapse date. Participant may elect under Code Section 83(b) to be taxed at the time the Exchanged Shares are acquired, rather than when and as such Exchanged Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the Grant Date. Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Exchanged Shares and the advantages and disadvantages of filing the Code Section 83(b) election. Even if the Fair Market Value of the Exchanged Shares on the date of this Agreement equals the purchase price paid (and thus no tax is payable), the election must be made to avoid potentially adverse tax consequences in the future. The form for making this election is attached as Exhibit II hereto. Participant understands that failure to make this filing within the applicable thirty-day period will result in the recognition of ordinary income as and each time the forfeiture restrictions lapse. Participant acknowledges that it is Participant’s sole responsibility, and not the Company’s responsibility, to file a timely election under Code Section 83(b), even if Participant requests the Company or its representatives to make this filing on his or her behalf. This filing should be made by registered or certified mail, return receipt requested, and Participant must retain two (2) copies of the completed form for filing with his or her State and Federal tax returns for the current tax year and an additional copy for his personal records.

6. General Provisions.

(a) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to that State’s choice-of-law or conflict-of-law rules.

(b) Agreement is Entire Contract. The Plan is hereby incorporated by reference. This Agreement (and any addendum hereto) and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. To the extent there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be binding on all persons having an interest in the Exchanged Shares.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

(e) Consultation with Professional Tax and Investment Advisors. Participant acknowledges that the grant, issuance, vesting or any payment with respect to any Exchanged Shares, and the sale or other taxable disposition of the Exchanged Shares, may have tax consequences pursuant to the Code or under local, state or international tax laws. Participant further acknowledges that he or she is relying solely and exclusively on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees, agents or representatives). Finally, Participant understands and agrees that any and all tax consequences resulting from the Exchanged Shares and their grant, issuance, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Exchanged Shares, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees, agents or representatives will pay or reimburse Participant for such taxes or other items

7. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Exchanged Restricted Stock Agreement.

(b) Detrimental Activity shall mean, during the term of the Participant’s service with the Company or an Affiliate, (i) the rendering of services for, or direct or indirect ownership of, any organization or business engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company (and for purposes of this clause (i), “ownership” shall not include ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange); (ii) any attempt to directly or indirectly solicit or induce any employee of the Company (or any person who was an employee or consultant to the Company during the six-month period preceding such solicitation or inducement) to be employed or perform services elsewhere; or (iii) any attempt directly or indirectly to solicit the trade or business of any current customer of the Company for similar products or services as provided by the Company to such customer (or entity that was a customer during the six-month period preceding such solicitation).

(c) Disability shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

(d) Grant Date shall mean the date of grant of the Exchanged Shares as specified in Section 1.

(e) Misconduct shall mean (i) the commission of any act of moral turpitude, fraud, embezzlement or dishonesty by the Participant, (ii) any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Company (or any Affiliate), (iii) the intentional and continued failure by the Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (iv) any other intentional misconduct by the Participant adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner, whether monetarily or otherwise, or (v) any material breach of the Agreement or any other agreement between the Participant and the Company. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss the Participant from the Company or an Affiliate for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or the Agreement, to constitute Misconduct.

(f) Qualifying Separation shall mean an involuntary termination of the holder’s Service with the Company and all Affiliates (or, in the case of a non-employee director, the termination of such individual’s board service on account of being removed from such role or otherwise not being asked to stand for re-election) other than due to the Participant’s Misconduct or Detrimental Activity.

(g) Service shall mean Participant’s performance of services for the Company (or any Affiliate) in the capacity of an employee, a member of the Board, a consultant, independent contractor or an advisor.

Remainder of Page Left Blank Intentionally

Dated: __________________, 20__

AIRSPAN NETWORKS HOLDINGS INC.:

By:
Name:
Title:

participant:

Signature:
Printed Name:
Address:

Exhibit I to Exchanged Restricted Stock Agreement

2009 Omnibus Equity Compensation Plan

Exhibit II

AIRSPAN NETWORKS HOLDINGS INC.
EXCHANGED RESTRICTED STOCK AGREEMENT
SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

1.	The taxpayer is:

2.	Name:

3.	Address:

4.	Taxpayer Identification No.:

5.	The property with respect to which the election is being made is ______________ shares of the common stock of Airspan Networks Holdings Inc.

6.	The property was issued on __________________, 20_.

7.	The taxable year in which the election is being made is the calendar year 20___.

8.	The property is subject to a forfeiture provision if taxpayer’s service with the issuer terminates prior to __________________, 20_.

9.	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_____ per share.

10.	The amount paid for such property is $ _______ per share.

11.	A copy of this statement was furnished to Airspan Networks Holdings Inc. for whom taxpayer rendered the services underlying the transfer of property.

12.	This statement is executed on _______________, 20___.

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within thirty (30) days after the execution date of the Restricted Stock Award Agreement. This filing should be made by registered or certified mail, return receipt requested. Participant must retain two (2) copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.